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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Amendment No. 2 to Form S-1 (Registration No. 333-22491) of our report dated February 26, 1997, except as to Notes 1 and 4 which are as of February 27, 1997, relating to the financial statements of Brigham Oil & Gas, L.P., which appears in such Prospectus. Additionally, we hereby consent to the use in the Prospectus constituting part of this Registration Statement on Amendment No. 2 to Form S-1 (Registration No. 333-22491) of our report dated February 26, 1997, except as to Notes 1 and 3 which are as of February 27, 1997, relating to the Balance Sheet of Brigham Exploration Company, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Houston, Texas
May 5, 1997